Exhibit 8.1








                                                         December 15, 2000



ML Asset Backed Corporation
250 Vesey Street
World Financial Center
New York, New York 10281

Re:   ML Asset Backed Corporation
      Registration Statement on Form S-3
      ----------------------------------


Ladies and Gentlemen:

     We have acted as special tax counsel for ML Asset Backed Corporation, a Delaware corporation (the "Corporation"), in connection with the preparation of the registration statement No. 333-45336 on Form S-3 (the "Registration Statement") relating to the issuance from time to time in one or more series (each, a "Series") of up to $1,200,000,000 aggregate principal amount of asset-backed securities (the "Securities"). The Registration Statement has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). As set forth in the Registration Statement, each Series of Securities will be issued under and pursuant to the conditions of a separate pooling and servicing agreement, trust agreement or indenture (each an "Agreement") among the Corporation, a trustee (the "Trustee") and, where appropriate, a servicer (the "Servicer"), each to be identified in the prospectus supplement for such Series of Securities.

     We have examined the prospectus, dated December 5, 2000 (the "Prospectus"), and the Prospectus Supplement, dated December 8, 2000 (the "Prospectus Supplement"), relating to PeopleFirst.com Vehicle Receivables Owner Trust 2000-2, as filed with the Commission pursuant to Rule 424(b), and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

     We have advised the Registrant with respect to certain federal income tax consequences of the proposed issuance of the Series 2000-2 Securities. This advice is summarized under the headings "Summary--Tax Status" and "Material Federal Income Tax Consequences" in the Prospectus and "Summary of Terms--Tax Status" and "Material Federal Income Tax Consequences" in the Prospectus Supplement. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects. We hereby confirm and adopt the opinions expressly set forth under each of the above quoted headings in the Prospectus and the Prospectus Supplement. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm as special federal tax counsel to the Corporation under each of the above quoted headings in the Prospectus and the Prospectus Supplement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit, the Prospectus or the Prospectus Supplement.


                                                   Very truly yours,
                                                   /s/ Brown & Wood LLP

                                                   Brown & Wood LLP